UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 14, 2015

WORTHINGTON INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-8399	31-1189815
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(614) 438-3210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 14, 2015, Worthington Industries, Inc. (the “Registrant”) announced that it had signed an agreement to acquire the business of Rome Strip Steel Company, Inc. (“Rome”).  Rome manufactures cold rolled strip steel to extremely tight tolerances, primarily for the automotive industry.  The transaction is expected to be completed later this month with the purchase price to be $55.5 million, subject to adjustment to reflect the actual working capital as of the closing date of the business acquired.

Rome is located in Rome, New York, with a warehouse facility in Walhalla, South Carolina, and employs 130 people.  In business since 1926, Rome’s capabilities include rolling, annealing and slitting a wide range of cold rolled alloy, high carbon, low carbon close tolerance strip steels and various grades of high and low strength alloy steels.  The addition of the business to be acquired from Rome will expand the cold rolled strip steel production capacity of the Registrant’s Steel Processing segment to three manufacturing facilities, including that segment’s current facilities in Columbus and Cleveland, Ohio.  Rome’s 2013 sales were approximately $70 million.

Item 9.01	Financial Statements and Exhibits.

(a) – (c)	Not applicable.

(d)	Exhibits: The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	News Release issued by Worthington Industries, Inc. on January 14, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.
Date: January 14, 2015	By: /s/Dale T. Brinkman
Dale T. Brinkman, Vice President-Administration, General Counsel and Secretary